Exhibit 10.2

AVAYA INC.
CHANGE IN CONTROL SEVERANCE PLAN
WHEREAS, Avaya Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel;
WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control exists and that such possibility, and the uncertainty and questions which it may raise among the Company's management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
WHEREAS, the Compensation Committee of the Board of Directors of Avaya Holdings Corp. or its successor (the “Committee”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control.
NOW, THEREFORE, the Company hereby adopts the Avaya Inc. Change in Control Severance Plan (this “Plan”) for the benefit of certain employees of the Company, on the terms and conditions hereinafter stated.
Section 1.DEFINITIONS. As hereinafter used:
1.1    “Accrued Rights” shall mean (i) any base salary earned by the Participant through, but not paid to the Participant as of, the Date of Termination, (ii) any unused vacation time accrued through the Date of Termination, and (iii) any unreimbursed business expenses incurred prior to the Date of Termination.
1.2    “Applicable COBRA Months” means the number of months set forth for a Participant in the Participant’s Notice of Participation.
1.3    “Applicable Multiple” means the multiple set forth for a Participant in the Participant’s Notice of Participation.
1.4    “Base Salary” shall mean the Participant's annual base salary as in effect on the Date of Termination or, if higher, in effect on the date of the Change in Control.
1.5    “Board” shall mean the Board of Directors of Avaya Holdings Corp. or its successor.
1.6    “Cause” shall mean:
i.    a material breach by the Participant of the Participant’s duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate, and which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company;

ii.    the conviction (or plea of guilty or nolo contendere) by the Participant of a felony involving moral turpitude;
iii.    the commission by the Participant of theft, fraud, a material breach of trust or any material act of dishonesty involving the Company; or
iv.    a significant violation by the Participant of the Company’s Code of Ethics and Business Conduct or of any statutory or common law duty of loyalty to the Company.
For purposes of this Plan, there shall be no termination for Cause, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Participant stating the basis for the termination. Upon receipt of such notice, the Participant shall be given 30 days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim. If, in the Board’s opinion, cure has not been accomplished by the Participant at the conclusion of such 30-day period, the Participant will be given a reasonable opportunity to be heard before termination.
1.7    “Change in Control,” shall have the meaning given to such term in the Avaya Holdings Corp. 2017 Equity Incentive Plan, as amended from time to time.
1.8    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
1.9    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
1.10    “Date of Termination” shall have the meaning set forth in Section 3.2 hereof.
1.11    “Disability” (i) shall mean the Participant’s permanent and total disability as defined by the long-term disability plan in effect for senior executives of the Company or (ii) in the event there is no such plan in effect, shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
1.12    “Good Reason” shall mean, in each case without the Participant's consent, the occurrence of any one or more of the following:
i.    the Company changes the Participant’s status, positions, titles, offices or responsibilities such that it results in a material and adverse change in the Participant’s status, positions, titles, offices, or responsibilities as in effect immediately prior to (x) such change in the event of such a change during a Potential Change in Control Period or (y) the Change in Control, in the event of such a change on or following the Change in Control;
ii.    the Company fails to pay, or materially reduces the amount of, the Participant’s then current base salary (unless reductions comparable in amount and duration are concurrently made for all other employees of the Company with comparable responsibilities, organizational level, and title, provided that this exception shall not apply if there are no other such comparable employees) or the Participant’s bonus compensation (subject to the applicable performance requirements with respect to the actual amount earned);
iii.    the Company requires the Participant to be permanently based at a location in excess of 50 miles from the location of the Participant’s principal job location immediately preceding (x) such relocation in the event of such a relocation during a Potential Change in Control Period and (y) the Change in Control in the event of such a change on or following the Change in Control; or
iv.    if the Participant is party to an employment agreement with the Company or any of its Subsidiaries, any other action or inaction by the Company that constitutes a material breach by the Company of the terms and conditions of such employment agreement.
The Participant will not be deemed to have terminated for Good Reason unless (A) the Participant gives the Company written notice of the event or events that are the basis for such claim within 60 days after the Participant first becomes aware of the initial occurrence, event or events that would otherwise constitute Good Reason, describing such claim in reasonably sufficient detail to allow the Company to address the event or events, (B) the Company fails to cure the alleged condition during a period of not less than 30 days after the delivery of such notice to the Company, and (C) the Participant terminates his or her employment within 120 days after the Participant first becomes aware of the initial occurrence, event or events that are the basis for such claim.
1.13    “Notice of Participation” means the written instrument provided to a Participant informing such Participant of the terms of the Participant’s participation in this Plan, as determined by the Committee or its designee.
1.14    “Notice of Termination” shall have the meaning set forth in Section 3.1 hereof.
1.15    “Participant” shall mean each individual who is notified in a Notice of Participation that such individual has been designated by the Committee or its designee on or after the date hereof as a Participant.
1.16     “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred before the date of the first occurrence of a Change in Control:
i.    the Company or Avaya Holdings Corp. enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or
ii.    the Committee adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.
1.17    “Potential Change in Control Period” shall mean the period beginning upon the occurrence of a Potential Change in Control and ending upon the earliest to occur of the (i) date of the public announcement of the abandonment of the transaction or series of transactions that constitute a Potential Change in Control (as determined by the Committee in its sole discretion) or (ii) consummation of the Change in Control.

1.18    “Qualifying Termination” shall have the meaning set forth in Section 2.1 hereof.
1.19    “Release” shall have the meaning set forth in Section 2.1 hereof.
1.20    “Subsidiary” shall mean a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by the Company, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.
1.21    “Target Annual Bonus” shall mean the Participant's target annual cash bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the calendar year in which occurs the Date of Termination or, if higher, prior to any reduction which gave rise to Good Reason. For the avoidance of doubt, Target Annual Bonus shall not include any long-term incentive bonus (or any single-year or other applicable portion of an incentive arrangement covering a period in excess of one year).
1.22    “Term” shall mean the two year period commencing as of the date hereof, which period will be automatically renewed on each consecutive day thereafter, such that, on any given day, the Term of this Plan shall be two years; provided, that the Committee may terminate this Plan in accordance with Section 8 hereof; and provided, further, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than 24 months beyond the month in which such Change in Control occurred.
Section 2.    SEVERANCE ELIGIBILITY AND PAYMENTS.
2.1    Benefits Upon Qualifying Termination. If a Participant's employment terminates during a Potential Change in Control Period or during the one-year period beginning on the date of a Change in Control and during the Term (1) by the Company or a Subsidiary without Cause (other than due to the Participant’s death or Disability) or (2) by the Participant for Good Reason (any such termination, a “Qualifying Termination”), then the Participant shall become eligible for benefits described in this Section 2.1.
Upon the occurrence of a Qualifying Termination, the Participant shall be entitled to (a) the Accrued Rights, and (b) provided that the Participant executes a general release of claims in the form attached as Exhibit A hereto (as updated from time to time to reflect changes in law, the “Release”), and all applicable revocation periods relating to the Release expire within 59 days following the Date of Termination:
(i)    A lump sum cash payment, paid on the 60th day following the Date of Termination, equal to the Applicable Multiple multiplied by the sum of (x) the Base Salary and (y) the Target Annual Bonus;
(ii)    A lump sum cash payment, paid on the 60th day following the Date of Termination, equal to the product of (A) the Target Annual Bonus and (B) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the applicable performance period in which the Date of Termination occurs, through and including the Date of Termination, and the denominator of which is the number of days in the applicable performance period or cycle;
(iii)    If the Participant was covered by the Avaya Inc. Medical Expense Plan for Salaried Employees on the Date of Termination and the Participant elects COBRA coverage, the Company will pay the Participant’s COBRA premiums in excess of the active employee rate for the Applicable COBRA Months or until comparable coverage is available from a successor employer, if earlier; and
(iv)    Full vesting of any outstanding equity awards, with any performance-based awards vesting based upon deemed achievement of the performance metrics at the target level.
2.2    Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in this Plan constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement.  Further, to the extent, if any, that provisions of this Plan affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the Change in Control does not constitute a change in control event under Section 409A of the Code, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in absence of a Change in Control.
2.3    Continuing Obligations. As a condition to participation in, and/or receipt of any payments or benefits pursuant to, this Plan, each Participant is deemed to have agreed that such Participant has complied, and will continue at all times to comply, with any and all restrictive covenants and similar obligations contained in any agreement between the Participant and the Company or its Subsidiaries, as applicable (including any employment agreement between the Participant and the Company or any of its Subsidiaries and including any restrictive covenants set forth in, or attached to, the Notice of Participation) and in accordance with the terms thereof.
Section 3.    TERMINATION PROCEDURES.
3.1    Notice of Termination. During a Potential Change in Control Period or after a Change in Control and during the Term, any purported termination of the Participant's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 6 hereof. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall (i) indicate the specific termination provision in this Plan relied upon and (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated.

3.2    Date of Termination. “Date of Termination,” with respect to any purported termination of the Participant's employment, shall mean the date on which the Participant incurs a “separation from service” within the meaning of Section 409A of the Code.
3.3    Indemnification of Legal Fees. Subject to the procedures set forth in Section 7 hereof and effective only upon a Change in Control, it is the intent of the Company that the Participant not be required to incur the expenses associated with the enforcement of his or her rights upon and following such a Change in Control under this Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participant hereunder upon and following a Change in Control. Accordingly, upon and following a Change in Control, if it should appear to the Participant that the Company has failed to comply with any of its obligations under this Plan which arose upon or following a Change in Control or in the event that the Company or any other person takes any action to declare this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Participant the benefits intended to be provided to the Participant hereunder, the Company irrevocably authorizes the Participant from time to time to retain counsel of the Participant’s choice, at the expense of the Company as hereafter provided, to represent the Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any Subsidiary, director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Participant’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Participant agree that a confidential relationship shall exist between the Participant and such counsel. Upon and following a Change in Control, the Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Participant as a result of the Company’s failure to perform its obligations under this Plan or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Plan or any provision hereof as aforesaid, provided any such reimbursement of attorneys’ and related fees and expenses shall be made not later than December 31 of the year following the year in which the Participant incurred the expense. Each reimbursement under this Section 3.3 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during one calendar year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Company in any other calendar year.
Section 4.    NO MITIGATION. The Company agrees that the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 2 hereof. Further, the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.
Section 5.    SUCCESSORS; BINDING AGREEMENT.
5.1    Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
5.2    Enforcement by Participant's Successors. The Company's obligations under this Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant's estate.
Section 6.    NOTICES. Notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered personally, (ii) delivered by certified or registered mail, postage prepaid, return receipt requested or (iii) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address below or to such changed address as such party may subsequently give notice of:
If to the Company:
Avaya Inc.
4655 Great America Parkway
Santa Clara, CA 95054
Attn: Office of the General Counsel

If to the Participant:
At the last residential address known by the Company
Section 7.    SETTLEMENT OF DISPUTES. In the event of a claim by a Participant as to the amount or timing of any payment or benefit, such Participant shall present the reason for his or her claim in writing to the Committee. The Committee shall, within 60 days after receipt of such written claim, send a written notification to the Participant as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant may appeal the denial of his claim. In the event a Participant wishes to appeal the denial of his claim, he may request a review of such denial by making application in writing to the Committee within 60 days after receipt of such denial. Such Participant (or his duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt), the Committee shall notify the Participant of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

Section 8.    PLAN MODIFICATION OR TERMINATION. This Plan may be amended by the Committee (and the Committee may remove an individual from participation in this Plan) at any time. Notwithstanding the foregoing, this Plan may not be terminated in whole or in part, or otherwise amended or modified in a manner that is adverse to a Participant’s rights under this Plan without the applicable Participant’s consent (including, without limitation, involuntarily removing an individual from participation in this Plan), at any time during (i) the year following a Change in Control, (ii) a Potential Change in Control Period or (iii) the period following a Participant’s Qualifying Termination when such Participant is eligible to receive further benefits under Section 2 hereof.
Section 9.    SECTION 280G. Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any payment or distribution of any type to the Participant, pursuant to this Plan or otherwise by the Company or any of its Subsidiaries, is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, such payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if the Participant received all of the payments. The Company shall reduce or eliminate the payments, by first reducing or eliminating the portion of the payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. All determinations concerning the application of this Section 9 shall be made by a nationally recognized firm of independent accountants or any nationally recognized financial planning and benefits consulting company, selected by the Company, in each case, prior to a Change in Control, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by the Company. The Company shall hold in confidence and not disclose, without the Participant’s prior written consent, any information with regard to the Participant’s tax position which the Company obtains pursuant to this provision.
Section 10.    GENERAL PROVISIONS.
10.1    Administration. This Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, in its sole discretion subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan; provided that, prior to a Change in Control, the Committee may appoint a person (or persons) independent of the third party effectuating the Change in Control to serve as the Committee for purposes of administering this Plan, effective upon the occurrence of the Change in Control, and such appointed Committee shall not be removed or modified following the Change in Control (other than at its own initiative). All questions of any character whatsoever arising in connection with the interpretation of this Plan or its administration or operation shall be submitted to and settled and determined by the Committee in accordance with the procedure for claims and appeals described in Section 7 hereof. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Participants and all other parties in interest. The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
10.2    Coordination. In the event that the terms defined in Sections 1.6, 1.11, and/or 1.12 hereof are otherwise defined in a Participant’s employment agreement with the Company or any of its Subsidiaries, then the definition of such applicable term(s) in such employment agreement will govern and be used for the purposes of this Plan with regard to such Participant, unless otherwise provided in such employment agreement. Further, in the event that any variation in the application of this Plan (e.g., the timing of the payments or benefits set forth in Section 2.1 hereof) is specified in a Participant’s employment agreement with the Company or any of its Subsidiaries, then such variation shall govern with respect to such Participant.
10.3    Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be subject to any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.
10.4    Governing Law; Interpretation. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware. All references to sections of any act, code, or law shall be deemed also to refer to any successor provisions to such sections.
10.5    Withholding. Any payments and benefits provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.
10.6    Survival. The obligations of the Company and the Participant under this Plan which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 2 and Section 3 hereof) shall survive such expiration.
10.7    No Right to Continued Employment. Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if this Plan had never been adopted.
10.8    Headings; Gender. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan. References in this Plan to any gender include references to all genders, and references to the singular include references to the plural and vice versa.
10.9    Benefits Unfunded. This Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
10.10    Enforceability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
Section 11.    SECTION 409A. It is intended that payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith.

References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, if the Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by the Company from time to time) on the Date of Termination, to the extent payments or benefits made hereunder (as well as any other payment or benefit that the Participant is entitled to receive upon his separation from service) constitute deferred compensation (after taking account any applicable exceptions under Section 409A of the Code), and to the extent required by Section 409A of the Code, payments or benefits payable upon separation from service which otherwise would be payable during the six month period immediately following the Date of Termination will instead be paid or made available on the earlier of (i) the first day following the six month anniversary of the Date of Termination and (ii) the Participant’s death. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A or otherwise.
Section 12.    ADOPTION. The Committee adopted this Plan effective as of May 16, 2018 (the “Adoption Date”).

Exhibit A
Waiver and Release of Claims Agreement
___________________ (“Employee”) hereby acknowledges that Avaya Inc. (“Employer”) is offering Employee certain payments in connection with Employee’s termination of employment pursuant to the Avaya Inc. Change in Control Severance Plan (the “CIC Plan”), in exchange for Employee’s promises in this Waiver and Release of Claims Agreement (this “Agreement”).
Severance Payments
1.Employee agrees that Employee will be entitled to receive the applicable severance payments under the CIC Plan (the “Severance Payments”) only if Employee accepts and does not revoke this Agreement, which requires Employee to release both known and unknown claims.
2.    Employee agrees that the Severance Payments tendered under the CIC Plan constitute fair and adequate consideration for the execution of this Agreement. Employee further agrees that Employee has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Payments are in addition to payments and benefits to which Employee is otherwise entitled.
Claims That Are Being Released
3.    Employee agrees that this Agreement constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Employer and any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Employee’s employment or the termination thereof, or otherwise based upon acts or events that occurred on or before the date on which Employee signs this Agreement. To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:
(a)    claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and any and all other federal, state, municipal, local, or foreign equal opportunity laws;

Exhibit A - 1

(b)    if applicable, claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;
(c)    claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;
(d)    claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and
(e)    claims of violation of federal, state, municipal, local, or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act. [Other applicable provisions to be included based upon Employee’s place of employment.]
4.    If Employee has worked or is working in California, Employee expressly agrees to waive the protection of Section 1542 of the California Civil Code, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR
Claims That Are Not Being Released
5.    This release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after Employee signs this Agreement. Further, this release will not prevent Employee from doing any of the following:
(a)    obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);
(b)    asserting any right that is created or preserved by this Agreement, such as Employee’s right to receive the Severance Benefits;
(c)    filing a charge, giving testimony or participating in any investigation conducted by the United States Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf); or

Exhibit A - 2

(d)    challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).
Additional Employee Covenants
6.    Employee confirms and agrees to any continuing restrictive covenants and post-termination obligations contained in any agreement between the Participant and the Company or its Subsidiaries.
Protected Disclosures
7.    Nothing in this Agreement will preclude, prohibit or restrict Employee from (a) communicating with, any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); or (b) participating or cooperating in any investigation conducted by any governmental agency or authority.
8.    Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, Employee from (a) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (b) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Employee’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Employee does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures.
9.    Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) (i) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (ii) for the purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (c) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.
10.    The foregoing provisions regarding Protected Disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Agreement shall be deemed to be amended to reflect the same.

Exhibit A - 3

Voluntary Agreement And Effective Date
11.    Employee understands and acknowledges that, by signing this Agreement, Employee is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.
12.    The parties understand and agree that:
(a)    Employee will have a period of 21 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement. If Employee signs this Agreement before the end of such 21-day period, Employee certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 21-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 21-day period.
(b)    In order to exercise this revocation right, Employee must deliver written notice of revocation to [INSERT COMPANY CONTACT] on or before the seventh calendar day after Employee executes this Agreement. Employee understands that, upon delivery of such notice, this Agreement will terminate and become null and void.
(c)    The terms of this Agreement will not take effect or become binding, and Employee will not become entitled to receive the Severance Payments, until that seven-day period has lapsed without revocation by Employee. If Employee elects not to sign this Agreement or revokes it within seven calendar days of signing, Employee will not receive the Severance Payments.
(d)    All amounts payable hereunder will be paid in accordance with the applicable terms of the CIC Plan.
Governing Law
13.    This Agreement will be governed by the substantive laws of the State of Delaware, without regard to conflicts of law, and by federal law where applicable.
14.    If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.
Consultation With Attorney
15.    Employee is hereby encouraged and advised to confer with an attorney regarding this Agreement. By signing this Agreement, Employee acknowledges that Employee has consulted, or had an opportunity to consult with, an attorney or a representative of Employee’s choosing, if any, and that Employee is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.
16.    This Agreement was provided to Employee for consideration on [INSERT DATE THIS AGREEMENT PROVIDED TO EMPLOYEE].

Exhibit A - 4

PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Employee certifies that Employee has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect. Employee further states and confirms that Employee has signed this Agreement knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EMPLOYEE

Date: ___________________________	__________________________________

Exhibit A - 5

[Date]

NOTICE OF PARTICIPATION
AVAYA INC.
CHANGE IN CONTROL SEVERANCE PLAN

Dear [Name]:

The Committee has designated you as a Participant in the Avaya Inc. Change in Control Severance Plan (as it may be amended and/or restated from time to time, the “Plan”), a copy of which is attached hereto. Capitalized terms used but not defined in this Notice of Participation (this “Notice”) will have the respective meanings ascribed to them in the Plan.

As a Participant in the Plan, you will be entitled to certain severance payments and benefits in connection with a Qualifying Termination as set forth in the Plan. For purposes of your benefits under the Plan, your Applicable Multiple will be [insert applicable multiplier] and your Applicable COBRA Months will be [insert applicable multiplier]. As a condition to receiving payments or benefits under the Plan, you agree to be bound by the terms of the Restrictive Covenants Agreement set forth as Appendix A hereto (the “Restrictive Covenants Agreement”) and you must sign a general release of claims in the form required by the Plan. The terms and conditions of your participation in the Plan are as set forth in the Plan.

Please return a signed copy of this Notice within 15 days to:
Avaya Inc.
4655 Great America Parkway
Santa Clara, CA 95054
Attn: Office of the General Counsel
Or electronically to: execcomp@avaya.com

By signing this Notice, you acknowledge that (i) your participation in the Plan is subject to the terms and conditions of the Plan (including, without limitation, the provision of Section 8 regarding the Committee’s ability to remove you as a Participant as contemplated therein), (ii) you will be subject to the terms of the Restrictive Covenants Agreement and (iii) there will be no duplication of payments or benefits provided under the Plan and any other severance or other arrangement or agreement with the Company or any of its subsidiaries.

Your failure to timely return a signed copy of this Notice will result in your removal from participation in the Plan.

Signature: _______________________________    Date: ______________

Appendix A

(see attached)